Exhibit 99.1

Renewable Energy Group Reports Fourth Quarter

and Full Year 2013 Financial Results

2013 Key Achievements

•	Adjusted EBITDA of $148.4 million for 2013

•	Net income of $186.4 million for 2013

•	259 million gallons sold, up 37% compared to 2012

•	Fourth quarter 2013 revenue of $391 million up 68% y/y

•	Full year 2013 revenue of $1.5 billion up 48% y/y

•	Continued expansion of distribution network

•	Nameplate production capacity increased to 257 million gallons/year

Ames, IA, February 27, 2014 /Business Wire/ - Renewable Energy Group, Inc. (NASDAQ:REGI) (“REG” or the “Company”) today announced its financial results for the fourth quarter and full year ended December 31, 2013.

Compared to the fourth quarter of 2012, in the fourth quarter of 2013 REG sold 90% more gallons of biodiesel and increased revenue by 68%. Adjusted EBITDA increased by 165%, in addition to increasing its cash balance by 129%, and reduced its debt as a percent of capital from 10% to 5%.

For the full year 2013, compared to 2012 REG sold 37% more gallons of biodiesel, increased revenue by 48%, increased its gross profit to 16% from 6%, and increased its Adjusted EBITDA by 54%.

“I am pleased to announce strong operational and financial results for 2013. We grew significantly across key metrics and finished the year a much stronger company,” said Daniel J. Oh, President and Chief Executive Officer.

Oh continued, “The past few months were an exciting period for REG. On top of solid quarterly results that concluded an impressive year, we completed one strategic acquisition, completed important feedstock processing upgrades in our existing fleet, and expanded our distribution business. We are excited about the opportunities that these initiatives could offer REG.”

Fourth Quarter Operating Highlights

REG sold 72.9 million gallons of biodiesel, an increase of 89.9% compared to the fourth quarter of 2012. Gallons sold in the quarter included 17.7 million gallons purchased from third parties and resold through the Company’s extensive distribution network.

REG produced 65.9 million gallons of biodiesel during the quarter, an 80.9% production increase when compared to the fourth quarter of 2012. The growth in production resulted from higher capacity utilization across the fleet, as well as the October restart of production at REG Mason City which underwent maintenance, repairs and minor upgrades after being acquired in July 2013. In addition, the Company utilized contract or tolled manufacturing, which contributed 6.1 million gallons in the quarter.

REG announced in October that it would spend approximately $20 million to further upgrade REG Mason City to allow the plant to produce high quality biodiesel from lower-cost raw materials like inedible corn oil. The upgrade will not materially interrupt production and is expected to be completed in 2014. The upgrade follows a similar upgrade at REG Albert Lea biorefinery, that was successfully completed in September. The fourth quarter represented the first full quarter of flexible, multi-feedstock operations at REG Albert Lea.

During the fourth quarter, REG enhanced its distribution capability by completing a new barge-loading facility at REG Seneca. The barge loading berth complements truck and rail shipping capabilities and enables a lower-cost method to ship biodiesel through the inland waterway system. Each full barge load equates to the equivalent of 65 truckloads of biodiesel. The Company also entered a marketing agreement with Dutch Hill Terminals in Clifton, New Jersey, to expand its distribution presence in the Northeast. REG currently markets biodiesel and biodiesel-blended heating oil from the Clifton location. This terminal complements the other five terminals used by REG in New York and New Jersey.

In December 2013 and early 2014, REG announced initiatives intended to broaden its product lines and production technologies.

In December, REG announced its intended entry into the renewable diesel market via an agreement to purchase substantially all of the assets of Tulsa, Oklahoma–based Syntroleum Corporation (NASDAQ: SYNM). The acquisition is subject to approval by a vote of the shareholders of Syntroleum and other customary closing conditions.

In January, REG announced its entry into industrial biotechnology and the renewable chemicals market with the acquisition of substantially all the assets of LS9, Inc., which are now part of REG Life Sciences, LLC. REG Life Sciences technology utilizes microbial fermentation to convert diverse feedstocks into a wide range of valuable chemicals. The Company’s proprietary micro-organisms can transform conventional corn and cane sugars, low-cost crude glycerin from biodiesel production and cellulosic sugars into a wide range of chemicals that REG Life Sciences intends to produce for large markets such as detergents, personal care products, and renewable fuels. LS9 is a cornerstone investment for REG Life Sciences, which also plans to develop adjacent and complementary fermentation technologies. REG paid $15.3 million in cash and issued 2.2 million shares of REG common stock (valued at approximately $24.7 million based on a trading average for REG stock) at closing. In addition, REG may pay up to $21.5 million in cash and/or shares of REG common stock for achievement of certain milestones over the next five years related to the development and commercialization of products from the acquired technology.

In February, the Company announced a new division, REG Energy Services, LLC. REG Energy Services will initially sell heating oil and ultra-low sulfur diesel (ULSD) at seven locations throughout the northeastern U.S., as well as BioHeat® blended heating fuel at an existing REG terminal location. Our plan is to grow the number of locations over time.

Fourth Quarter 2013 Financial Results

All figures refer to the quarter ending December 31, 2013, unless otherwise noted. Adjusted EBITDA comparisons with the fourth quarter of 2012 include pro-rata volume based adjustments to the 2012 results to reflect the retroactive reinstatement of the Biodiesel Mixture Excise Tax Credit (“BTC”).

Revenues of $390.6 million increased 68.4% when compared to the fourth quarter of 2012. The gain in revenue was driven by volume, as the Company sold 89.9% more gallons of biodiesel as compared to the year-ago period. The average B100 price per gallon sold (including RINs) was $4.24, a 2% y/y decrease.

Gross profit was $44.7 million, compared to gross profit of $7.5 million for the fourth quarter of 2012. Gross margin was 11.4%, compared to 3.3% in the year-earlier quarter. The increase in gross profit was due to an increase in gallons sold during the quarter and blenders tax credit revenues, along with slightly lower feedstock prices.

Operating income was $32.1 million, compared to an operating loss of $1.0 million for the fourth quarter of 2012.

Net income attributable to common stockholders was $29.3 million, or $0.80 per share on a fully diluted basis. This compares to a net loss of $1.0 million, or $(0.03) per share on a fully diluted basis in the fourth quarter of 2012.

Adjusted EBITDA was $36.1 million, a 164.5% y/y increase. Fourth quarter 2012 adjusted EBITDA was $13.6 million (including adjustment for the allocation of the retroactive reinstatement of the 2012 BTC). Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization and further adjusted for certain items identified below under “Adjusted EBITDA Reconciliation.” Adjusted EBITDA margin is defined as adjusted EBITDA as a percentage of total revenue.

At December 31, 2013, REG had cash and equivalents of $153.2 million, an increase of 12.8% during the quarter. For the year, the Company increased its cash balance inclusive of the $54.4 million of investments in upgrades and acquisitions, as well as $11.0 million in debt repayments. At December 31, 2013, accounts receivable were $82.9 million, or 19 days of sales, an increase of $16.3 million from September 30, 2013. Inventory was $85.8 million, or 22 days of sales, an increase of $25.9 million during the quarter.

On December 4, 2013, REG Newton, LLC entered into an Amended and Restated Master Loan Agreement, which extends the maturity of the existing term loan by five years until December 1, 2018 and made an additional $5 million available to be used for a $13 million upgrades project.

The table below summarizes REG’s results for Q4 2013.

REG Q4 2013 Revenues and Adjusted EBITDA Summary

(dollars and gallons in thousands)

	Q4 13	Q4 12		Y/Y Growth
Gallons sold	72,860	38,376		89.9%
Average Selling Price	$4.24	$4.33		(2.1%)

Total Revenues	$390,591	$231,948		68.4%
Adjusted EBITDA under GAAP treatment (1)	$36,076	$1,881		1,817.9%

Adjusted to allocate 2012 BTC benefit into 2012 results:
Adjusted EBITDA	$36,076	$13,641	(2)	164.5%
Adjusted EBITDA margin	9.2%	5.9%

(1)	On January 2, 2013, the American Taxpayer Relief Act of 2012 reinstated the Biodiesel Mixture Excise Tax Credit (BTC) for 2013 and retroactively reinstated the credit for 2012. Although the retroactive benefit is associated with sales activity that took place in 2012, GAAP requires this benefit to be recognized in the period in which the law was passed. All GAAP results presented here and in the Company’s SEC filings reflect the full value of the 2012 benefit in the first quarter of 2013. In order to aid in period-to-period comparisons, the Company is also presenting selected financial data adjusted to approximate the effect of the 2012 BTC benefits as if they were earned in the period in which the related associated economic activity transpired.
(2)	The fourth quarter 2012 Adjusted EBITDA was $1.9 million before including the pro-rata allocation of the 2012 retroactive BTC of $11.8 million, which resulted in $13.6 million in Adjusted EBITDA. The 2012 adjustment is based upon an allocation of the aggregate 2012 BTC benefit to each quarter based on gallons sold during the quarter.

Full Year 2013 Results

All figures refer to the full year ending December 31, 2013, unless otherwise noted. Adjusted EBITDA comparisons with 2012 include pro-rata volume based adjustments to the 2012 results to reflect the retroactive reinstatement of the Biodiesel Mixture Excise Tax Credit (“BTC”).

REG sold 258.6 million gallons of biodiesel, an increase of 37.3% compared to 188.4 million gallons in 2012. The average B100 price per gallon (including RINs) sold by REG was $4.58, compared to $4.60 in 2012.

REG produced 219.2 million gallons of biodiesel, compared to 163.5 million gallons in 2012. The growth in production resulted from higher capacity utilization, contributions from production at REG Albert Lea and REG New Boston, which were restarted in the summer, the acquisition of REG Mason City and improved production rates across the fleet. In addition, the Company utilized contract or tolled manufacturing, which contributed 19.1 million gallons.

Revenue was $1.50 billion, a 47.6% increase over 2012 revenue of $1.02 billion. The increase was due to an increase in gallons sold and the reinstatement of the blenders tax credit that was signed into law on January 2, 2013.

Gross profit was $239.4 million, compared to gross profit of $58.3 million in 2012.

Operating income was $193.3 million, compared to $15.9 million in 2012.

Adjusted EBITDA was $148.4 million, compared to $96.5 million in 2012, resulting in an Adjusted EBITDA margin of 9.9%. Net income attributable to common stockholders was $165.3 million as compared to $43.5 million 2012.

The tables below summarize the quarterly and year end results for 2013 and 2012. Please note that in January 2013, the American Taxpayer Relief Act of 2012 reinstated the federal BTC for 2013 and retroactively reinstated the credit for 2012. The retroactive credit for 2012 resulted in a net benefit to REG of approximately $58 million in the first half of 2013. Because there are no material associated costs, the payment increased the Company’s Q1 2013 pre-tax income by a similar amount. GAAP requires this benefit to be recognized in the period in which the law was passed. However, to aid in analysis, the Company presents 2012 Adjusted EBITDA as if the credit were in effect for 2012.

REG Annual Results Summary

(dollars and gallons in thousands except per gallon data)

	Q1	Q2	Q3	Q4	Year
Gallons sold 2013	38,876	69,224	77,626	72,860	258,586
Gallons sold 2012	34,087	54,239	61,699	38,376	188,401
Y/Y Growth	14.0%	27.6%	25.8%	89.9%	37.3%

B100 ASP per gallon 2013	$4.44	$4.67	$4.95	$4.24	$4.58
B100 ASP per gallon 2012	$5.53	$4.58	$4.44	$4.33	$4.60

Total Revenue 2013	$264,368	$384,735	$458,444	$390,591	$1,498,138
Total Revenue 2012	$188,247	$271,927	$322,912	$231,948	$1,015,034
Y/Y Growth	40.4%	41.5%	42.0%	68.4%	47.6%

Adjusted EBITDA 2013	$21,894	$41,554	$48,901	$36,076	$148,425
Adjusted EBITDA 2012	$23,167	$43,077	$16,624	$13,641	$96,509
Y/Y Growth	-5.5%	-3.5%	194.2%	164.5%	53.8%

Adjusted EBITDA margin 2013	8.3%	10.8%	10.7%	9.2%	9.9%
Adjusted EBITDA margin 2012	12.3%	15.8%	5.1%	5.9%	9.5%

Adjusted EBITDA Reconciliation

The Company uses earnings before interest, taxes, depreciation and amortization, adjusted for certain additional items, identified in the table below, or Adjusted EBITDA, as a supplemental performance measure. Adjusted EBITDA is presented in order to assist investors in analyzing performance across reporting periods on a consistent basis by excluding items that are not believed to be indicative of core operating performance. Adjusted EBITDA is used by the Company to evaluate, assess and benchmark financial performance on a consistent and a comparable basis and as a factor in determining incentive compensation for company executives. The following table provides Adjusted EBITDA for the periods presented, as well as reconciliation to net income:

(In thousands)	1Q-2013	2Q-2013	3Q-2013	4Q-2013	Full Year 2013	1Q-2012	2Q-2012	3Q-2012	4Q-2012	Full Year 2012
Net income (loss)	$46,403	$23,130	$86,703	$30,130	$186,366	$14,017	$14,433	$(6,040)	$(151)	$22,259

Adjustments:
Income tax (benefit) expense	30,189	15,314	(42,051)	1,483	4,935	1,363	4,471	(2,165)	(2,215)	1,454
Interest expense	576	604	577	640	2,397	1,053	1,059	1,150	1,417	4,679
Other (income) expense, net	(117)	(93)	(66)	(112)	(388)	(37)	(28)	(56)	(46)	(167)
Change in fair value of Seneca Holdco liability	—	—	—	—	—	(349)	—	—	—	(349)
Change in fair value of preferred stock conversion feature embedded derivatives	—	—	—	—	—	(11,975)	—	—	—	(11,975)
Stock issued for glycerin agreement termination	—	—	—	—	—	1,898	—	—	—	1,898
Straight-line lease expense	(159)	(162)	(163)	(162)	(646)	(102)	(104)	(31)	(51)	(288)
Depreciation	2,080	2,296	2,598	2,731	9,705	2,026	2,069	2,097	1,832	8,024
Amortization	(199)	(191)	(181)	(181)	(752)	(139)	(206)	(208)	(200)	(753)
Non-recurring business interruption (1)	(863)	—	—	—	(863)	—	—	—	863	863
Non-cash stock compensation	1,356	1,029	1,484	1,547	5,416	4,964	4,758	2,965	432	13,119

Adjusted EBITDA before 2012 blenders tax credit is allocated into historical results	79,266	41,927	48,901	36,076	206,170	12,719	26,452	(2,288)	1,881	38,764
2012 Retroactive blenders tax credit (2)	(57,372)	(373)	—	—	(57,745)	10,448	16,625	18,912	11,760	57,745

Adjusted EBITDA	21,894	41,554	48,901	36,076	148,425	23,167	43,077	16,624	13,641	96,509

(1)	Non-recurring business interruption charge at an REG production facility in November 2012. The gain contingency from 2012 was reflected in operating performance after receipt of the corresponding insurance proceeds in February 2013.
(2)	On January 2, 2013, the American Taxpayer Relief Act of 2012 was signed into law, which reinstated a set of tax extender items including the reinstatement of the federal BTC for 2013 and the retroactive reinstatement of the credit for 2012. The retroactive credit for 2012 resulted in a net benefit to REG that was recognized in the first quarter of 2013, which relates to the operating performance and results of 2012 and is thus reallocated to the 2012 periods based on gallons sold during the relevant period.

Adjusted EBITDA is a supplemental performance measure that is not required by, or presented in accordance with, generally accepted accounting principles, or GAAP. Adjusted EBITDA should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP, or as alternatives to cash flows from operating activities or a measure of liquidity or profitability. Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as a substitute for any of the results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect cash expenditures for capital assets or the impact of certain cash clauses that we consider not to be an indication of ongoing operations;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, working capital requirements;

•	Adjusted EBITDA does not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on indebtedness;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect cash requirements for such replacements;

•	Stock-based compensation expense is an important element of the Company’s long term incentive compensation program, although we have excluded it as an expense when evaluating our operating performance; and

•	Other companies, including other companies in the same industry, may calculate these measures differently, limiting their usefulness as a comparative measure.

About Renewable Energy Group

Renewable Energy Group® is a leading North American biodiesel producer with a nationwide distribution and logistics system. Utilizing an integrated value chain model, Renewable Energy Group is focused on converting natural fats, oils and greases into advanced biofuels and on converting diverse feedstocks into renewable chemicals. With 257 million gallons of annual nameplate production capacity at biorefineries across the country, REG is a proven biodiesel partner in the distillate marketplace.

For more than a decade, REG has been a reliable supplier of biodiesel which meets or exceeds ASTM quality specifications. REG sells REG-9000® biodiesel to distributors so Americans can have cleaner burning fuels that help diversify the energy complex and increase energy security. REG-9000® branded biodiesel is distributed in most states in the U.S.

Note Regarding Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as amended, including statements regarding our pending acquisition of substantially all the assets of Syntroleum Corporation and our acquisition of substantially all the assets of LS9, Inc. and the expected benefits associated with these acquisitions as well as our expectations regarding our business, future products and strategy. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, potential changes in governmental programs requiring or encouraging the use of biofuels; government policymaking and mandates relating to renewable fuels; the future price and volatility of feedstocks; the future price and volatility of petroleum and products derived from petroleum; expected future financial performance; our liquidity and working capital requirements; availability of federal and state governmental tax credits and incentives; anticipated trends and challenges in our business and competition in the markets in which we operate; our ability to estimate our feedstock demands and biodiesel sales; our dependence on sales to a limited number of customers and distributors; technological obsolescence; our expectations regarding future expenses; our ability to successfully implement our acquisition strategy, whether REG will be able to use the technology acquired from LS9 to produce renewable chemicals, fuels and other products on a commercial scale, REG’s ability to produce such products profitably at a competitive cost, and customer acceptance of such products produced; whether or not the acquisition of substantially all the assets of Syntroleum is consummated and if consummated, our ability to successfully integrate Syntroleum’s assets and employees into our existing business, whether the Dynamic Fuels, LLC renewable diesel plant, which is 50% owned by Syntroleum and will be 50% owned by REG Synthetic Fuels, LLC following the closing, will be able to produce renewable diesel profitably, if at all; and other risks and uncertainties described from time to time in REG’s annual report on Form 10-K, quarterly reports on Forms 10-Q and other periodic filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this press release and REG does not undertake to update any forward-looking statements based on new developments or changes in our expectations.

Contacts

Investor Relations: ICR, LLC Gary Dvorchak, CFA Senior Vice President +1 (310) 954-1123 gary.dvorchak@icrinc.com	Company: Renewable Energy Group Chad Stone Chief Financial Officer +1 (515) 239-8091 Chad.Stone@regi.com

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

(unaudited)

	2013	2012	2011
REVENUES:
Biodiesel sales	$1,207,618	$1,006,471	$757,987
Biodiesel government incentives	290,393	8,326	65,822

	1,498,011	1,014,797	823,809
Services	127	237	222

	1,498,138	1,015,034	824,031

COSTS OF GOODS SOLD:
Biodiesel	1,258,549	956,448	696,622
Services	156	263	198

	1,258,705	956,711	696,820

GROSS PROFIT	239,433	58,323	127,211
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES	46,123	42,422	34,479

INCOME FROM OPERATIONS	193,310	15,901	92,732

OTHER INCOME (EXPENSE), NET:
Change in fair value of preferred stock conversion feature embedded derivatives	—	11,975	7,939
Change in fair value of Seneca Holdco liability	—	349	(2,097)
Other income	388	167	930
Interest expense	(2,397)	(4,679)	(8,095)

	(2,009)	7,812	(1,323)

INCOME BEFORE INCOME TAXES AND INCOME FROM EQUITY INVESTMENTS	191,301	23,713	91,409
INCOME TAX BENEFIT (EXPENSE)	(4,935)	(1,454)	(2,982)
INCOME FROM EQUITY INVESTMENTS	—	—	442

NET INCOME	186,366	22,259	88,869

EFFECTS OF RECAPITALIZATION	—	39,107	—
LESS - ACCRETION OF SERIES A PREFERRED STOCK TO REDEMPTION VALUE	—	(1,808)	(25,343)
LESS - CHANGES IN UNDISTRIBUTED DIVIDENDS ALLOCATED TO PREFERRED STOCKHOLDERS	—	(823)	(12,723)
LESS - DISTRIBUTED DIVIDENDS TO PREFERRED STOCKHOLDERS	(2,055)	(3,156)	—
LESS - EFFECT OF PARTICIPATING PREFERRED STOCK	(16,272)	(8,952)	(4,186)
LESS - EFFECT OF PARTICIPATING SHARE-BASED AWARDS	(2,785)	(3,145)	(3,864)

NET INCOME ATTRIBUTABLE TO THE COMPANY’S COMMON STOCKHOLDERS	$165,254	$43,482	$42,753

NET INCOME PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS:
BASIC	$5.00	$1.53	$3.14

DILUTED	$5.00	$0.27	$3.14

WEIGHTED-AVERAGE SHARES USED TO COMPUTE NET INCOME PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS:
BASIC	33,045,164	28,381,676	13,607,840

DILUTED	33,052,879	34,340,466	13,607,840

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2013 AND 2012

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

(Unaudited)

	2013	2012
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$153,227	$66,785
Accounts receivable, net	82,911	18,768
Inventories	85,814	45,206
Deferred income taxes	—	2,512
Prepaid expenses and other assets	25,568	15,812

Total current assets	347,520	149,083

Property, plant and equipment, net	286,044	242,885
Property, plant and equipment, net - variable interest entities	5,180	5,405
Goodwill	84,864	84,864
Intangible assets, net	4,867	4,609
Deferred income taxes	—	969
Investments	7,351	2,618
Other assets	5,029	5,351

TOTAL ASSETS	$740,855	$495,784

LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Revolving line of credit	$10,986	$—
Current maturities of notes payable	6,729	4,955
Current maturities of notes payable - variable interest entities	300	283
Accounts payable	48,727	28,131
Accrued expenses and other liabilities	12,305	6,475
Deferred income taxes	3,687	—
Deferred revenue	15,503	—

Total current liabilities	98,237	39,844
Unfavorable lease obligation	7,905	9,035
Deferred income taxes	2,691	—
Notes payable	23,422	27,776
Notes payable - variable interest entities	3,729	4,030
Other liabilities	6,838	7,292

Total liabilities	142,822	87,977

COMMITMENTS AND CONTINGENCIES

Series B preferred stock ($.0001 par value; 3,000,000 shares authorized; 143,313 and 2,995,106 shares outstanding, redemption amount $3,583 and $74,878, respectively	3,963	83,043

EQUITY:
Company stockholders’ equity:
Common stock ($.0001 par value; 300,000,000 shares authorized; 36,506,221 and 30,559,935 shares outstanding, respectively)	4	3
Common stock - additional paid-in-capital	359,671	273,989
Warrants - additional paid-in-capital	147	147
Retained earnings	238,134	53,823
Treasury stock (530,898 and 462,985 shares, respectively)	(3,886)	(3,198)

Total equity	594,070	324,764

TOTAL LIABILITIES AND EQUITY	$740,855	$495,784